Exhibit 99.1

Watsco EPS Jumps 25% Setting New Records for Sales, Operating Profit,

Net Income and Operating Margins During Third Quarter

Strong Residential Demand and Gains in Operating Efficiency Drive

120 Basis-Point Operating Margin Expansion;

Nine-Month Operating Cash Flow Increases 89% to a Record $373 Million

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 22, 2020 – Watsco, Inc. (NYSE: WSO) reported record operating results, setting new records for sales, operating income, net income and earnings per share (EPS) during the third quarter and nine-month periods ended September 30, 2020. The Company generated record operating cash flow of $373 million through September 30, 2020, an 89% increase over the same period in 2019.

Watsco’s entrepreneurial culture, which empowers leaders to think and act locally, has proven critically important in response to current business conditions. Technology investments designed to revolutionize Watsco’s customer experience have also proven critical during a challenging operating environment. Notably, adoption of mobile apps and customer-facing platforms, including e-commerce, has grown, enabling more customers to engage digitally. In addition, curbside / dockside technology has been implemented to facilitate contactless order fulfillment and help customers and employees operate safely and effectively. Taken as a whole, we believe Watsco’s technology offering is unique to the industry, solidifies existing customer relationships and creates new-customer opportunities to generate long-term growth and market share gains.

Third Quarter Performance Metrics

•	25% EPS increase to a record $2.76

•	25% operating income increase to a record $157 million

•	120 basis-point operating margin expansion to a record 10.2%

•	28% growth in net income attributable to Watsco to a record $106 million

•	10% sales growth to a record $1.54 billion (8% same-store increase, including 15% in U.S. markets)

•	12% gross profit increase to a record $374 million (30 basis-point increase in gross margin)

•	4% SG&A expense increase, including new locations

•	Flat same-store SG&A expenses (100 basis-point decrease as a percentage of sales)

Sales trends (excluding acquisitions):

•	10% growth in HVAC equipment (70% of sales), including 19% growth in U.S. residential products

•	2% increase in other HVAC products (27% of sales)

•	Flat sales in commercial refrigeration products (3% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO commented: “We are pleased to deliver another record quarter, especially during a complex business environment. Our core U.S. residential business has remained solid and continues to see above-average growth trends. We further strengthened our balance sheet, as evidenced by our record cash flow and debt reduction. Watsco is virtually debt-free and capable of investing in almost any-sized opportunity to grow our network and leadership position in the estimated $40 billion North American HVAC distribution industry. We express our gratitude to our more than 5,700 employees for their extraordinary efforts during this challenging period.”

Nine-Month Performance Metrics

•	5% EPS increase to a record $5.82

•	5% operating income increase to a record $331 million (operating margins consistent at 8.5%)

•	7% growth in net income attributable to Watsco to a record $224 million

•	5% sales growth to a record $3.9 billion (1% same-store increase, including 6% in U.S. markets)

•	5% gross profit increase to a record $941 million (10 basis-point decline in gross margin)

•	5% increase in SG&A expenses, including new locations

•	1% decrease in same-store SG&A expenses (30 basis-points lower as a percentage of sales)

Sales trends (excluding acquisitions):

•	3% growth in HVAC equipment (69% of sales), including 8% growth in U.S. residential products

•	2% decrease in other HVAC products (27% of sales)

•	5% decrease in commercial refrigeration products (4% of sales)

Technology Innovation

Watsco continues to lead and innovate through the introduction of new customer-focused technology designed to transform the customer experience and reshape how our industry operates. These investments make it easier for HVAC contractors to do business with Watsco and, in turn, improve the speed, efficiency and growth opportunities of our customers. Specific technology-related achievements thus far in 2020 include:

•

Product Information Management (PIM) is the industry’s leading repository of product information delivered seamlessly in digital form through Watsco’s mobile apps and e-commerce to HVAC contractors in the field. Today Watsco has digitized product information for approximately 850,000 SKUs accessed by more than 300,000 customers and technicians.

•

Contractor Assist mobile apps provide customers with interactive access to sales, technical support, product and inventory information, warranty look-up, and much more. Customer use of Watsco’s innovative mobile apps expanded with average weekly users growing 31% year to date.

•

E-Commerce sales continued to grow as more customers transacted online. At September 30, 2020 versus one year ago, the number of customers using e-commerce has grown by 24% and e-commerce sales orders grew by 30%.    The current annual run-rate for e-commerce sales is $1.5 billion or approximately 32% of total sales.

•

Investments in proprietary warehouse technology that deliver speed, convenience and order accuracy have improved same-store productivity. Express Pick-up orders have grown 38% year to date enabling faster, more convenient service to customers. The recently-launched curbside capabilities saw more than 12,000 orders fulfilled by more than 2,000 unique users in its first months of use. Inventory turns also improved by 25 basis-points for the twelve month period ended September 30, 2020.

•

OnCall Air®, Watsco’s digital sales platform for HVAC/R contractors, and CreditForComfort®, its companion financing platform, have also gained traction as more homeowners transact digitally with HVAC contractors. During the third quarter 2020, OnCall Air® presented quotes to more than 39,000 households and generated $114 million in gross merchandise value for our customers, a 92% increase over last year. CreditForComfort® processed more than 1,800 retail financing applications during the quarter, a 122% increase over last year resulting in an 87% quarter-over-quarter increase in funded loans.

AJ Nahmad, Watsco’s President, commented: “Our journey to drive technology adoption at scale has yielded great results, but we are even more excited at the opportunities that lay ahead. We see increased customer engagement across the entire platform of Watsco technologies. These tools and capabilities are unique in the industry and are designed to help HVAC contractors of any size grow faster and become more efficient. The progress we have made gives us confidence in the long-term and emboldens us to do more.”

Financial Strength & Liquidity

The Company’s long-standing goal is to maintain a conservative balance sheet that allows it to invest in new growth opportunities as they arise. During the third quarter 2020, Watsco grew its cash position and reduced debt to nearly zero. The Company maintains a $560 million revolving credit facility, the borrowings under which are typically seasonal in nature. Watsco believes its conservative financial position and access to low-cost capital provide confidence to its customers, employees and OEM partners. The strong balance sheet also affords Watsco the capacity to invest in almost any-sized growth opportunity.

Cash Flow & Dividends

Operating cash flow for the nine-month period was a record $373 million versus $198 million in 2019. Watsco expects to meet or exceed its annual goal of producing cash flow in excess of net income in 2020. Since 2000, Watsco has generated operating cash flow of approximately $3.1 billion compared to net income of approximately $2.9 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Watsco has paid cash dividends for 46 consecutive years. Dividends paid through September 30, 2020 increased 9% to $197 million. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. Effective April 2020, Watsco raised its annual dividend rate 11% to $7.10 per share. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

Third Quarter Earnings Conference Call Information

Date: October 22, 2020

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures referring to “same-store basis,” which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that more than 300,000 contractors and technicians visit or call one of its 603 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$1,536,671	$1,394,915	$3,900,212	$3,698,047
Cost of sales	1,162,908	1,060,224	2,959,635	2,801,612

Gross profit	373,763	334,691	940,577	896,435
Gross profit margin	24.3%	24.0%	24.1%	24.2%

Selling, general & administrative (SG&A) expenses	221,037	212,902	618,476	589,523

Other income	4,055	3,530	9,172	7,939
Operating income	156,781	125,319	331,273	314,851
Operating margin	10.2%	9.0%	8.5%	8.5%

Interest expense, net	108	1,434	1,181	3,422

Income before income taxes	156,673	123,885	330,092	311,429
Income taxes	30,467	24,230	63,397	60,060

Net income	126,206	99,655	266,695	251,369
Less: net income attributable to non-controlling interest	19,717	16,175	43,126	42,697

Net income attributable to Watsco	$106,489	$83,480	$223,569	$208,672

Diluted earnings per share:
Net income attributable to Watsco shareholders	$106,489	$83,480	$223,569	$208,672
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	9,135	6,971	19,175	17,325

Earnings allocated to Watsco shareholders	$97,354	$76,509	$204,394	$191,347

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,237,022	34,788,955	35,109,043	34,569,719
Diluted earnings per share for Common and Class B common stock	$2.76	$2.20	$5.82	$5.54

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2020	2019
Cash and cash equivalents	$92,600	$74,454
Accounts receivable, net	644,124	533,810
Inventories	884,653	920,786
Other	22,742	17,680

Total current assets	1,644,119	1,546,730
Property and equipment, net	97,660	98,523
Operating lease right-of-use assets	218,884	223,369
Goodwill, intangibles, net and other	687,022	687,539

Total assets	$2,647,685	$2,556,161

Accounts payable and accrued expenses	$538,324	$392,296
Current portion of long-term obligations	71,174	69,421

Total current liabilities	609,498	461,717
Borrowings under revolving credit agreement	668	155,700
Operating lease liabilities, net of current portion	149,075	154,271
Deferred income taxes and other liabilities	78,506	69,706

Total liabilities	837,747	841,394

Watsco’s shareholders’ equity	1,489,612	1,435,427
Non-controlling interest	320,326	279,340

Shareholders’ equity	1,809,938	1,714,767

Total liabilities and shareholders’ equity	$2,647,685	$2,556,161

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$266,695	$251,369
Non-cash items	35,476	30,335
Changes in working capital net of effects of acquisitions	70,607	(84,173)

Net cash provided by operating activities	372,778	197,531

Cash flows from investing activities:
Capital expenditures, net	(11,547)	(12,712)
Business acquisitions, net of cash acquired	—	(47,343)
Investment in unconsolidated entity	—	(4,940)

Net cash used in investing activities	(11,547)	(64,995)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(197,454)	(180,454)
Net (repayments) proceeds under revolving credit agreement	(155,032)	34,100
Proceeds from NCI for investment in PPI and unconsolidated entity	—	17,988
Purchase of additional ownership interest from NCI	—	(32,400)
Other	9,716	5,032

Net cash used in financing activities	(342,770)	(155,734)

Effect of foreign exchange rate changes on cash and cash equivalents	(315)	454

Net increase (decrease) in cash and cash equivalents	18,146	(22,744)
Cash and cash equivalents at beginning of period	74,454	82,894

Cash and cash equivalents at end of period	$92,600	$60,150